As filed with the Securities and Exchange Commission on July 21, 2006

Registration No. 333-135503

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EQUITY RESIDENTIAL
(Exact name of registrant as specified in its charter)

Maryland	13-3675988
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606
(312) 474-1300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David J. Neithercut
President and Chief Executive Officer
Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606
(312) 474-1300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Hal M. Brown, Esq.
DLA Piper Rudnick Gray Cary US LLP
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601
(312) 368-4012

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any jurisdiction where such offer or sale is unlawful.

Subject to Completion

Dated June 30, 2006

PROSPECTUS

1,488,663 Shares

EQUITY RESIDENTIAL

Common Shares of Beneficial Interest

This prospectus relates solely to the offer and sale from time to time of up to 1,488,663 of our common shares of beneficial interest (“Common Shares”) by the persons listed below, who are, or may become, shareholders of Equity Residential. In this prospectus we refer to these persons as the Selling Shareholders. We may issue up to 484,493 Common Shares to the Selling Shareholders, upon their request, in exchange for their units of limited partnership interest in ERP Operating Limited Partnership, our operating partnership. In addition, one Selling Shareholder currently owns certain Common Shares and may acquire additional Common Shares upon conversion of preference units in Lexford Properties, L.P., one of our subsidiaries. Our registration of these Common Shares is not meant to imply that the Selling Shareholders will offer or sell any of these common shares.

The Selling Shareholders may offer their common shares through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices, or at privately negotiated prices. The Selling Shareholders may sell their Common Shares directly or through agents or broker-dealers acting as principal or agent, or in a distribution by underwriters.

We are registering the Common Shares to permit the holders to sell without restriction in the open market or otherwise, but the registration of these Common Shares does not necessarily mean that any holders will elect to exchange their units of limited partnership interest in our operating partnership or convert preference units in Lexford Properties, L.P. Also, we may elect to pay cash for the units of our operating partnership tendered rather than issue Common Shares. Although we will incur expenses in connection with the registration of the 1,488,663 Common Shares, we will not receive any cash proceeds upon their issuance.

The Common Shares are listed on the New York Stock Exchange under the symbol “EQR”.

Investing in our securities involves risk. Before buying our securities, you should read and consider the risk factors included in our periodic reports and in other information that we file with the Securities and Exchange Commission. See “Special Note Regarding Forward-Looking Statements.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2006.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the common share, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in that section. These forward-looking statements relate to, without limitation, our anticipated future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking words such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terms. The cautionary statements under the caption “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated herein by reference, and other similar statements contained in this prospectus or any accompanying prospectus supplement identify important factors with respect to forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, we are required to file reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). You may read and copy these reports, proxy statements and other information at the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the reports, proxy and information statements and other information regarding issuers that file electronically with the Commission by accessing the Commission’s World Wide Web site at http://www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the documents listed below with the Commission under the Exchange Act and these documents are incorporated into this prospectus by reference:

a.                 Annual Report on Form 10-K for the year ended December 31, 2005.

b.                Quarterly Report on Form 10-Q for the period ended March 31, 2006.

c.                 Current Reports on Form 8-K filed on January 5, 2006, February 1, 2006, March 7, 2006, May 3, 2006, May 24, 2006, June 20, 2006, June 29, 2006 and July 11, 2006.

d.                Description of our common shares contained in our registration statement on Form 8-A/A dated August 10, 1993.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of all Common Shares under this prospectus will also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing those documents.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be modified or superseded by inconsistent statements in any document we file in the future that will be deemed incorporated by reference herein, including any prospectus supplement that supplements this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any accompanying prospectus supplement. Subject to the foregoing, all information appearing in this prospectus and each accompanying prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

We will provide, without charge, copies of all documents that are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request. Requests should be directed to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attention:  Martin McKenna (telephone number: (312) 474-1300).

Unless otherwise indicated, when used herein, the terms “we” and “us” refer to Equity Residential, a Maryland real estate investment trust, and its subsidiaries, including ERP Operating Limited Partnership, its operating partnership.

THE COMPANY

We are a Maryland real estate investment trust (“REIT”) formed in March 1993 and a fully integrated real estate company primarily engaged in the acquisition, development, ownership, management and operation of multifamily properties. In addition, we may acquire or develop multifamily properties specifically to convert directly into condominiums as well as upgrade and sell existing properties as individual condominiums. We may also acquire land parcels to hold and/or sell based on market opportunities.

We are one of the largest publicly traded real estate companies and the largest publicly traded owner of multifamily properties (based on the aggregate market value of our outstanding common shares, the number of apartment units wholly owned and total revenues earned). Our corporate headquarters are located in Chicago, Illinois and we also lease (under operating leases) approximately forty property management offices throughout the United States.

Our executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and our telephone number is (312) 474-1300.

NO PROCEEDS TO THE COMPANY

We will not receive any of the proceeds from the sale of Common Shares by Selling Shareholders. We will pay all of the costs and expenses incurred in connection with the registration under the Securities Act of the offering made hereby, other than any brokerage fees and commissions, fees and disbursements of legal counsel for the Selling Shareholders and share transfer and other taxes attributable to the issuance by us of the Common Shares, which will be paid by the Selling Shareholders and future holders of the Common Shares.

SELLING SHAREHOLDERS

We may issue up to 484,493 Common Shares to the Selling Shareholders if and to the extent that the Selling Shareholders who currently hold units of limited partnership interest in our operating partnership (“Units”) exchange their Units and we issue Common Shares to them in exchange therefor. In addition, one of the Selling Shareholders currently holds (i) Common Shares that are being registered for resale hereunder and (ii) preference units in Lexford Properties, L.P. which may be converted into Common Shares under certain conditions. Following our issuance of these shares, the Selling Shareholders may resell the Common Shares covered by this prospectus as provided under the Plan of Distribution section of this prospectus or as described in an applicable prospectus supplement.

The following table sets forth the name of each Selling Shareholder, the maximum number of Common Shares to be owned upon exchange of Units (or, in the case of one Selling Shareholder, Common Shares owned or to be owned upon conversion of preference units in Lexford Properties, L.P.) and which may be offered by such Selling Shareholders pursuant to this prospectus. The number of Common Shares set forth in the following table is also the number of Common Shares beneficially owned by each selling shareholder prior to the offering, except as otherwise set forth therein or noted above. Because the Selling Shareholders may sell all or some of their offered Common Shares, no estimate can be made of the number of offered Common Shares that will be sold by the Selling Shareholders or that will be owned by the Selling Shareholders upon completion of the offering. We cannot assure you that the Selling Shareholders will sell any of the offered Common Shares. In addition, we may elect to pay cash for any Units exchanged, rather than exchanging those Units for Common Shares. The Common Shares covered by this prospectus represent less than one percent of the total Common Shares outstanding as of March 31, 2006.

Name of Selling Shareholder	Number of Common Shares Beneficially Owned and Offered Hereby
SSB Tax Advantaged Exchange Fund IV REIT, Inc.	1,004,170	(1)
Grupe Holding Company	66,031
Timel Limited Partnership	45,287
Mack Pogue	45,262	(2)
Greenlaw Grupe, Jr. Operating Company	35,524
Daniel E. Aykroyd	30,029
Frank A. Passadore and Lisa J. Passadore Revocable Family Trust	28,097
Jeff Bryan Franzen Revocable Living Trust	27,678
Douglas A. Unruh, Trustee of the Douglas & Diane Unruh Trust	21,573
Reid J. Bliss	13,839
Philip DeGuere Jr. Trust	11,934
The Richard Nooe Rose Revocable Trust dated 7/28/04	11,635
Grupe Investment Company, Ltd.	7,390
MMMLGK	6,878
Kenneth M. Young	5,967
The Diana Gould Trust	5,967
James D. and Dorothy Jane Walters Revocable Trust	5,729
Fred E. Chaney	5,414
Greenlaw Grupe Marital Trust	5,099
Robert E. Hall and Ruth Anne Kocour	5,099
The Joan R. Davis Revocable Trust	4,733
Alan D. Bersin Living Trust	4,733
Robert K. and Marilyn M. Johnson Living Trust	4,733
Robert L. Boyett, Jr., Trustee	4,585
Maurice L. Carlson	4,150
Stone Family Trust	4,150
TCR #704 Brandermill/Mill Creek Limited Partnership	3,828
Billy J. Grant, Jr.	3,383
Astrid Loraine Smith Family Trust	2,581
Troy Norlander	2,581
Pamela D. McCarl	2,549
Timothy J. and Judith M. Hachman	2,549
Donald and Joyce Benioff Living Trust	2,549
Revocable Trust of Arnold C. and Rhetta Schwartz	2,547
Gary P. Lahey	2,442

Name of Selling Shareholder	Number of Common Shares Beneficially Owned and Offered Hereby
Edwin A. Meserve	2,442
Michael P. and Gloria L. Kelly	2,442
Richard P. Carroll and E. Joan Carroll, Carroll Intervivos Trust	2,442
Chester B. and Elaine M. Griffin	2,075
Michael D. and Jean C. Couch	2,075
The Keenan Family Trust dated 12/20/88, as amended	2,029
Foy 2000 Family Trust	2,028
Claire L. Frick Revocable Trust	1,993
Charles A. Walek	1,769
Dick Family Trust	1,551
Joseph and Urmila J. John	1,551
Monteverdi Associates	1,551
Patrick S. Hobin	1,551
Stolpa Trust Agreement	1,551
J.M. Keckler Medical Co., Inc.	1,467
Freeman D. and Jana H. Lane	1,382
Mason Family Trust	1,276
Steven A. Nelson	1,221
Eileen Uy Jekic	1,037
Sonja von Coll	1,037
Hillard Corren	1,014
Melvin H. Corren and Harriet Corren Family Trust	1,014
Genevieve McSweeney Living Trust	996
George B. and Laura P. Stoneman	996
Helen M. Gaither	996
Jagannathan Investment Group, LP	996
Raymond L. Paulson	996
J. Michael and Susanne D. Keckler	976
Daniel H. Blatt	745
Tim Byrne	663
Michelle Grupe Hart	515
Bonner Grupe Murphy	515
Kevin and Sandra Huber Trust	515
Mark Grupe	515
Susan Grupe Smith 2000 Revocable Trust	346
Charles B. and Julia E. O’Bosky Trust	289
George P. Dohrmann	289
Blair Matthew Pogue	230	(3)
David Brent Pogue	230	(4)
Jeffrey Blake Pogue	230	(5)
Rudy G. and Stephene E. Croce	144
Walter C. and Beverly Kay Lewis Tim	144
Dean E. and Linda E. Welin	144
Total:	1,488,663

(1)          Includes 679,686 Common Shares and 324,484 Common Shares issuable upon conversion of preference units in Lexford Properties, L.P.

(2)          In addition to the common shares set forth above that are issuable upon conversion of Units, Mack Pogue is the beneficial owner of an additional 164,434 Units.

(3)          In addition to the common shares set forth above that are issuable upon conversion of Units, Blair Matthew Pogue is the beneficial owner of an additional 136,758 Units.

(4)          In addition to the common shares set forth above that are issuable upon conversion of Units, David Brent Pogue is the beneficial owner of an additional 147,024 Units.

(5)          In addition to the common shares set forth above that are issuable upon conversion of Units, Jeffrey Blake Pogue is the beneficial owner of an additional 67,330 Units.

ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements the discussion under the heading “Federal Income Tax Considerations” in our 2005 annual report, which has been incorporated into this prospectus by reference.  The following discussion summarizes the material federal income tax considerations that may be relevant to a Selling Shareholder who desires to have its Units exchanged for Common Shares.

Tax Treatment of an Exchange of Units.   If a Selling Shareholder exchanges Units of limited partnership interest in our operating partnership for Common Shares, the exchange will be a taxable event and, as a result, the Selling Shareholder will recognize gain or loss. The determination of the amount of gain or loss that will be recognized by a Selling Shareholder will be based on the difference between the amount realized for tax purposes and the tax basis in the Selling Shareholder’s Units. See “Basis of Units” below. The “amount realized” will be equal to the product of (i) the number of Units exchanged, multiplied by the price of the Common Shares received on the date of the exchange plus (ii) the portion of our operating partnership’s liabilities allocable to the Units exchanged. To the extent that this amount exceeds the Sellers Shareholder’s tax basis in the Units exchanged, the Selling Shareholder will recognize gain. The amount of gain the Selling Shareholder recognizes could exceed the value of the Common Shares that the Selling Shareholder receives if the Selling Shareholder has a “negative tax capital account.”  It is even possible that the tax liability resulting from this gain could exceed the value of the Common Shares that the Selling Shareholder receives.

Except as described below, any gain recognized upon a sale or other disposition of Units, which includes the exchange of Units for Common Shares, will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized by a Selling Shareholder in an exchange of Units for Common Shares attributable to a Selling Shareholder’s share of “unrealized receivables” of our operating partnership exceeds the Selling Shareholder’s basis attributable to the “unrealized receivables”, the excess will treated as ordinary income. Unrealized receivables include, to the extent not previously included in our operating partnership’s income, any rights to payments for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if our operating partnership had sold its assets at their fair market value at the time of the transfer of the Units.

For individuals, trusts and estates, net capital gain from the sale of an asset held 12 months or less is subject to tax at the applicable rate for ordinary income. For these taxpayers, the maximum rate of tax on the net capital gain from a sale or exchange of an asset held for more than 12 months generally is 15%. An exception to the general 15% rule applies, however, to net capital gains attributable to the sale of depreciable real property. Under the exception, gain attributable to prior depreciation deductions not otherwise recaptured as ordinary income under other depreciation recapture rules is subject to a rate of tax of 25%. The Internal Revenue Service has issued final Treasury regulations providing that the 25% rate applies to sales or exchanges of interests in partnerships that hold depreciable real property. Consequently, any gain on the sale or exchange of a unit held for more than 12 months could be treated partly as gain from the sale of depreciable real property subject to the 25% rate, partly as gain from the sale of a long-term capital asset subject to a 15% tax rate, and to the extent that the gain is attributable to unrealized receivables, partly as ordinary income.

Tax Treatment of a Redemption of Units.   We have the right to pay to a Selling Shareholder cash in lieu of issuing Common Shares in exchange for Units. If we elect to redeem Units for cash, the tax consequences to a Selling Shareholder would depend on whether or not the redemption is a redemption of all of a Selling Shareholder’s Units. If the redemption is a redemption of all of a Selling Shareholder’s Units, the Selling Shareholder would recognize taxable gain only to the extent that the cash, plus the share of our operating partnership’s liabilities allocable to the redeemed Units, exceeded the Selling Shareholder’s tax basis in all of the Selling Shareholder’s Units immediately before the redemption. On the other hand, the Selling Shareholder would recognize taxable loss only to the extent that the Selling Shareholder’s tax basis in all of the Selling Shareholder’s Units immediately before the redemption exceeded the cash, plus the share of our operating partnership’s liabilities allocable to the redeemed Units. If the redemption is a redemption of less than all of the Selling Shareholder’s Units, the Selling Shareholder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the share of our operating partnership’s liabilities allocable to the redeemed Units, exceeded the Selling Shareholder’s tax basis in all of the Selling Shareholder’s Units immediately before the redemption.

Basis of Units.   In general, a Selling Shareholder who originally received Units in exchange for a contribution of property to our operating partnership had an initial tax basis in the Units equal to the Selling Shareholder’s basis in the contributed property. A Selling Shareholder’s tax basis in the Units generally is increased by the Selling Shareholder’s share of our operating partnership’s taxable income and increases in the Selling Shareholder’s share of liabilities of our operating partnership allocated to such Selling Shareholder. If the Selling Shareholder is an obligated partner under a deficit restoration obligation or has guaranteed partnership indebtedness, the Selling Shareholder’s basis may also include additional liabilities. A Selling Shareholder’s initial tax basis in the Units generally is decreased, but not below zero, by the Selling Shareholder’s share of our operating partnership’s distributions, decreases in the Selling Shareholder’s liabilities in our operating partnership allocated to such Selling Shareholder, the amount of any Selling Shareholder liabilities assumed by the operating partnership, the Selling Shareholder’s share of losses of our operating partnership, and the Selling Shareholder’s share of nondeductible expenditures of our operating partnership that are not chargeable to capital.

Potential Application of the Disguised Sale Rules to a Redemption of Units.   There is a risk that if a Unit is redeemed, particularly if it is redeemed within two years of when it was issued, the IRS might contend that the original transaction pursuant to which the Units were issued should be treated as a “disguised sale” of property. Under the disguised sale rules, unless an exception applies, a partner’s contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration, including the assumption of or taking subject to a liability, from the partnership to the partner may be treated as a sale, in whole or in part, of the property by the partner to the partnership. If money or other consideration is transferred by a partnership to a partner within two years of the partner’s contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. If two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will not be presumed to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

You are advised to consult with your own tax advisors regarding the specific tax consequences of the exchange or redemption of Units, including the federal, state, local, foreign or other tax consequences relating thereto.

PLAN OF DISTRIBUTION

Any of the Selling Shareholders may from time to time, in one or more transactions, sell all or a portion of the offered Common Shares on the New York Stock Exchange, in the over-the-counter market, on any other national securities exchange on which the Common Shares are listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the offered Common Shares from time to time will be determined by the Selling Shareholders and, at the time of such determination, may be higher or lower than the market price of the Common Shares on the New York Stock Exchange. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a Selling Shareholder or from purchasers of offered Common

Shares for whom they may act as agents, and underwriters may sell offered Common Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of offered Common Shares may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The offered Common Shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the offered Common Shares may be sold include: (a) a block trade in which the broker-dealer so engaged will attempt to sell the offered Common Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of the New York Stock Exchange; (e) privately negotiated transactions; and (f) underwritten transactions. The selling shareholders and any underwriters, dealers or agents participating in the distribution of the offered Common Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the offered Common Shares by the selling shareholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

When a Selling Shareholder elects to make a particular offer of Common Shares, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such Selling Shareholder and any other required information will be identified in a prospectus supplement.

In order to comply with the securities laws of certain states, if applicable, the Common Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Common Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the Common Shares registered hereunder, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and accountants. The Selling Shareholders will pay any brokerage fees and commissions, fees and disbursements of their legal counsel and share transfer and other taxes attributable to the sale of the Common Shares.

EXPERTS

The consolidated financial statements and schedule of Equity Residential appearing in Equity Residential’s Annual Report (Form 10-K) for the year ended December 31, 2005 and Current Report on Form 8-K dated May 24, 2006 and Equity Residential’s management assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 also included in the Form 10-K, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and schedule and management’s assessment have been incorporated herein by reference, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of the offered Common Shares has been passed upon for us by the law firm of DLA Piper Rudnick Gray Cary US LLP. Certain tax matters have been passed upon for us by DLA Piper Rudnick Gray Cary US LLP, Chicago, Illinois, our special tax counsel.

1,488,663 Shares

EQUITY RESIDENTIAL

Common Shares of Beneficial Interest

PROSPECTUS

                    , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth those expenses for distribution to be incurred in connection with the issuance and distribution of the securities being registered.

Registration Fee	$7,012
Legal Fees and Expenses*	30,000
Accounting Fees and Expenses*	10,000
Printing and Duplicating Expenses*	5,000
Miscellaneous*	5,000
Total*	$57,012

*                    Estimated

Item 15.                 INDEMNIFICATION OF TRUSTEES AND OFFICERS

Under Maryland law, a real estate investment trust formed in Maryland is permitted to eliminate, by provision in its Declaration of Trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. The Registrant’s Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

The Maryland REIT law, effective October 1, 1994, permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (“MGCL”) for directors and officers of Maryland corporations. As permitted by the MGCL, the Registrant’s bylaws require it to indemnify (a) any present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant’s express request who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any present or former trustee or officer or any individual who, while a trustee or officer served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant’s express request against any claim or liability to which he may become subject by reason of service in such capacity unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) any present or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the Registrant’s bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Registrant’s express request made a party to a proceeding by reason of such status, provided that, in the case of a trustee or officer, the Registrant shall have received (1) a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification by the Registrant as authorized or required by the bylaws and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the applicable standard of conduct was not met. The Registrant’s bylaws also (x) permit the Registrant to provide indemnification and payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served a predecessor of the Registrant or to any employee or agent of the Registrant or a predecessor of the Registrant, (y) provide that any indemnification and payment or reimbursement of the expenses permitted by the bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (z) permit the Registrant to provide to the trustees and officers such other and further indemnification or payment or reimbursement of expenses to the fullest extent permitted by Section 2-418 of the MGCL for directors of Maryland corporations.

The Registrant has entered into indemnification agreements with each of its trustees and executive officers. The indemnification agreements require, among other things, that the Registrant indemnify its trustees and executive officers to the fullest extent permitted by law and advance to the trustees and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Registrant must also indemnify and advance all expenses incurred by trustees and executive officers seeking to enforce their rights under the indemnification agreements and may cover trustees and executive officers under the Registrant’s trustees and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, as a traditional form of contract it may provide greater assurance to trustees and executive officers that indemnification will be available.

The partnership agreements of ERP Operating Limited Partnership and its management subsidiaries also provide for indemnification of the Registrant and its officers and trustees to the same extent that indemnification is provided to officers and trustees of the Registrant in its Declaration of Trust, and limit the liability of the Registrant and its officers and trustees to the Operating Partnership and the Management Partnerships and their respective partners to the same extent that the liability of the officers and trustees of the Registrant to the Registrant and its shareholders is limited under the Registrant’s Declaration of Trust.

ITEM 16.         Exhibits

4.1*	Articles of Restatement of Declaration of Trust of Equity Residential
4.3**	Fifth Amended and Restated Bylaws of Equity Residential
5***	Opinion of DLA Piper Rudnick Gray Cary US LLP
8****	Opinion of DLA Piper Rudnick Gray Cary US LLP
23.1***	Consent of Ernst & Young LLP
23.2	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5)
23.3	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 8)
24	Power of Attorney (filed as part of the signature page to the Registration Statement)

*                         Included as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

**                  Included as an exhibit to the Company’s Form 8-K dated December 9, 2004 and filed on December 10, 2004.

***           Previously filed.

****    Filed herewith.

ITEM 17.         Undertakings

The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of Securities (if the total dollar value of Securities would not exceed that which was registered) and a deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

Provided, however, That paragraphs (a)(1)(i), (a)(1)(ii),and (a)(a)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports field with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus that is filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

(4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a trustee, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that in the opinion of Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on July 21,, 2006.

EQUITY RESIDENTIAL
By:	/s/ DAVID J. NEITHERCUT*
David J. Neithercut, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities set forth below and on the dates indicated:

Name	Title	Date
/s/ DAVID J. NEITHERCUT*	President, Chief Executive Officer	July 21, 2006
David J. Neithercut	and Trustee
/s/ DONNA BRANDIN*	Executive Vice President and Chief	July 21, 2006
Donna Brandin	Financial Officer
/s/ MARK L. WETZEL*	Senior Vice President and Chief	July 21, 2006
Mark L. Wetzel	Accounting Officer
/s/ JOHN W. ALEXANDER*	Trustee	July 21, 2006
John W. Alexander
/s/ CHARLES L. ATWOOD*	Trustee	July 21, 2006
Charles L. Atwood
/s/ STEPHEN O. EVANS*	Trustee	July 21, 2006
Stephen O. Evans

/s/ JAMES D. HARPER, JR.*	Trustee	July 21, 2006
James D. Harper, Jr.
/s/ DESIREE G. ROGERS*	Trustee	July 21, 2006
Desiree G. Rogers
/s/ BOONE A. KNOX*	Trustee	July 21, 2006
Boone A. Knox
/s/ SHELI Z. ROSENBERG*	Trustee	July 21, 2006
Sheli Z. Rosenberg

	Name	Title	Date
	/s/ GERALD A. SPECTOR*	Trustee	July 21, 2006
Gerald A. Spector
	/s/ B. JOSEPH WHITE*	Trustee	July 21, 2006
B. Joseph White
	/s/ SAMUEL ZELL*	Chairman of the Board of Trustees	July 21, 2006
Samuel Zell

*By	/s/ DONNA BRANDIN	Individually and as
	Donna Brandin	Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1*	Articles of Restatement of Declaration of Trust of Equity Residential
4.3**	Fifth Amended and Restated Bylaws of Equity Residential
5***	Opinion of DLA Piper Rudnick Gray Cary US LLP
8****	Opinion of DLA Piper Rudnick Gray Cary US LLP
23.1***	Consent of Ernst & Young LLP
23.2	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5)
23.3	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 8)
24	Power of Attorney (filed as part of the signature page to the Registration Statement)

*                         Included as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

**                  Included as an exhibit to the Company’s Form 8-K dated December 9, 2004 and filed on December 10, 2004.

***           Previously filed.

****    Filed herewith.